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News Release 143 September 19, 2012 Liberty Star Uranium & Metals Corp. LBSR: OTCQB LBVN: Frankfurt http://www.LibertyStarUranium.com	]
FOR IMMEDIATE RELEASE

Copper, Gold Explorer Liberty Star Acquires More AZ State Mineral Exploration Permits on Tombstone Super Project, Southeast Arizona

TUCSON, Ariz.–(September 19)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(LBSR: OTCQB) has received word that application for Arizona State Mineral Exploration Permits (MEPs) within the Tombstone Super Project (TSP) have been accepted by the Arizona Department of Mines & Mineral Resources (ADMMR).  Additionally, the Company has submitted Drill Permit applications to the ADMMR (July, 2012), and has received comments back from the ADMMR allowing the Company to proceed with State mandated archeological reconnaissance over the proposed drill area in the Hay Mountain portion of the TSP.

Eight new State of Arizona MEPs (the State equivalent of Federal Mining Claims) “claims” covering about 5.3 square miles comprise the new portion of MEPs adjacent to the current Hay Mountain land position area. These new MEPs are within the proposed ZTEM survey zone announced last month (NR 138).

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

About the Tombstone Super Project (TSP):

The TSP initially consisted of 33 unpatented federal lode mining claims over a projected covered porphyry copper mineral center in Cochise County, Arizona. In September 2011, more Arizona State Prospecting Permits ( MEPs – the AZ State equivalent of mining claims) covering approximately eight square miles were added after Liberty Star’s geochemical survey discovered a large multimetal anomaly over an interpreted large covered porphyry copper mineral center within the larger TSP area. In 2011, SRK Consulting prepared three NI 43-101 compliant technical reports over Liberty Star’s holdings. Each report recommended further exploration on the area. An extensive geochemical survey sample campaign with samples assayed for 64 elements revealed the presence of copper, gold, silver, lead, moly, zinc and several rare earth elements. Mining throughout the region began in the late 19th century and led to the rise of legendary boomtown Tombstone, Arizona. Many of the old mining sites, and what is now Liberty Star’s previously unprospected land, reside within or adjacent to a large volcanic and intrusive geologic feature known as a caldera. These caldera structures are present throughout southern Arizona, making the region one of the richest porphyry copper areas on the planet. Visit the LBSR web site: http://www.libertystaruranium.com/

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com
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